Exhibit 99.1

3315 Marquart, Suite 205 Houston, Texas 77027 Phone 713.877.1516

NEWS RELEASE

Exobox Licenses Software for Development & Marketing

HOUSTON, TEXAS (SEPTEMBER 14, 2010) –EXOBOX TECHNOLOGIES CORP. (OTCBB: EXBX) has signed a Letter of Intent to license its patented technology and existing products to a new entity headed by former Exobox CEO, Richard J. Kampa. Under the License, the Kampa led entity will market Exobox's existing products and develop and market Exobox's patented technology and resulting products.

The Agreement initially provides Exobox over $1million in the form of cash and cancellation of secured debt, with Closing scheduled to occur no later than October 15, 2010.  Exobox also will receive a three percent (3%) perpetual gross royalty on income from the licensed technology.

Chairman Mike Studdard stated, “This Agreement implements Exobox's original Business Plan for third party marketing of its technology, with the added advantage that the further  effort and expense of developing our patented technology into marketable products falls on an entity with the resources to get the job done.  This will produce a continuing future revenue  stream to Exobox while allowing the Company to focus on new technology and products currently under development by its new Chief Technology Officer, Mark Kerzner."

About Exobox

Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.